EXHIBIT 99.1

For immediate release
NYSE: BWS

Contacts:
Investors
Allison Malkin, ICR, Inc.
(203) 682-8225, amalkin@icrinc.com
Media
Erin Conroy, Brown Shoe
(718) 913-0960, econroy@brownshoe.com

Brown Shoe Promotes Diane M. Sullivan to CEO

ST. LOUIS, January 10, 2011 – Brown Shoe Company, Inc. (NYSE: BWS, www.brownshoe.com) has promoted Diane M. Sullivan to the position of President and Chief Executive Officer effective May 26, 2011.  Ron Fromm, the company’s Chairman and Chief Executive Officer, will remain Chairman of the Board following a transition period lasting through the company’s annual shareholders’ meeting in May 2011.

This leadership change is the result of a thorough 18-month succession planning process conducted by Brown Shoe’s Board of Directors.

Ron Fromm said, “The Board and I determined Diane is the clear choice to succeed me as CEO based on our shared values, integrity and passion for our customers, our alignment in strategy and her proven track record at Brown Shoe.  Diane has been my partner for seven years, and my friend for even longer.  We’ve built tremendous momentum at Brown Shoe over the past five quarters, and I believe this is the right time for Diane and our terrific leadership team to take the company to a new exciting level of growth.  I am proud of the accomplishments of the Brown Shoe team during my tenure as CEO, particularly of the talent we’ve assembled around the globe.”

Sullivan joined Brown Shoe in 2004 as President and added the role of Chief Operating Officer in 2006.  She was first elected to Brown Shoe’s Board of Directors in 2007.  Sullivan’s tenure has been marked by strategic enhancements to the company’s brand portfolio including the growth of Famous Footwear to $1.5 billion; the development of a $250 million contemporary footwear business; the evolution of flagship women’s brand Naturalizer to a global multichannel business and significant growth in Dr. Scholl’s; and collaborations with six-time Grammy award-winning artist and actress Fergie and designer Vera Wang.  She drove investments in Brown Shoe’s global sourcing network, product development and design talent, resulting in design and technology innovations that create an even better footwear experience for consumers.  Before joining Brown Shoe, Sullivan served as Vice Chairman of the Footwear Group for Phillips-Van Heusen from 2001 to 2004. She established herself in the footwear industry at a pair of leading companies, serving as President and Chief Operating Officer for Stride Rite Corporation, where she worked from 1995 until 2001, and, prior to that, as Vice President, Product and Marketing for The Rockport Company.

Fromm’s career with Brown Shoe spans almost 30 years, and he was named Chairman, Chief Executive Officer and President in 1999.  He has been instrumental in Brown Shoe’s transformation to a global footwear marketer and its growth from $1.5 billion to $2.5 billion in sales.  Fromm fostered a culture of talent and diversity, spearheading the addition and development of key marketing, design, and executive talent throughout the organization.

“Ron has established a tremendous legacy, and his vision for this company has revolutionized how we market footwear and connect with consumers.  In our time at Brown Shoe he has offered me equal parts education, collaboration and inspiration – a relationship I know will continue to thrive in our new roles.  We have created a highly-talented organization and will work to continue building positive momentum for Brown Shoe’s healthy living, family and contemporary fashion strategies by delivering great footwear and engaging store experiences to our customers,” Sullivan said.

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About Brown Shoe Company, Inc.
Brown Shoe is a $2.5 billion global footwear company.  Brown Shoe’s Retail division operates Famous Footwear, a leading family branded footwear destination with over 1,100 stores nationwide and e-commerce site FamousFootwear.com, approximately 260 specialty retail stores in the U.S., Canada, and China primarily under the Naturalizer brand name, and footwear e-tailer shoes.com. Through its wholesale divisions, Brown Shoe designs and markets leading footwear brands including Naturalizer, Dr. Scholl's, Franco Sarto, LifeStride, Etienne Aigner, Sam Edelman, Via Spiga, Vera Wang Lavender and Buster Brown.  Brown Shoe press releases are available on the Company's website at www.brownshoe.com.